                                                                   Exhibit 10(r)

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made at Cleveland, Ohio, this 17th day of December, 1997, between OGLEBAY NORTON COMPANY, a Delaware corporation ("Oglebay"), and JOHN LAUER ("Lauer").

         The Board of Directors of Oglebay, recognizing the depth and quality of Lauer's operational and mergers and acquisition experience and the success he has achieved in integrating related businesses and maximizing synergies and efficiencies, has named Lauer as President and Chief Executive Officer and as a member of the Board of Directors, effective January 1, 1998, and has determined to nominate Lauer for the post of Chairman of the Board of Directors for election by the shareholders of Oglebay at its annual meeting of shareholders scheduled for April 29, 1998. Lauer will become an employee of Oglebay immediately upon the execution of this Agreement with such duties during the remainder of the month of December 1997 as he and the Board of Directors may agree upon. (Certain capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in Section 14, at the end of this Agreement.)

         Oglebay and Lauer, each intending to be legally bound, agree as follows:

         1. Employment, Term. Oglebay hereby engages and employs Lauer as its President and Chief Executive Officer to render such services in the administration and operation of its affairs as are appropriate to those offices and may be specified from time to time by the Board of Directors for a term of approximately five years commencing on January 1, 1998 and continuing through January 2, 2003, all subject to and in accordance with the terms and conditions set forth below in this Agreement. In addition, Oglebay hereby employs Lauer effective as of the date of execution of this Agreement to perform such services during the remainder of the month of December 1997 as he and the Board of Directors may agree.

         2. Services. Lauer will devote all of his business time and efforts to the service of Oglebay, except for (a) usual vacation periods and reasonable periods of illness, (b) services as an officer and director of any Subsidiary of Oglebay, and (c) services as a director or trustee of other corporations or organizations that are not in competition with Oglebay or any Subsidiary, except that Lauer shall obtain the prior approval of Oglebay's Compensation Subcommittee before accepting any new position (i.e., a position not held by Lauer as of the date of execution of this Agreement) as director or trustee of any for profit entity (whether the entity is in corporate or other form). Nothing in this Agreement shall preclude Lauer from devoting reasonable periods of time to charitable and community activities or the management of his investment assets provided these activities do not materially interfere with the performance by Lauer of his duties hereunder.


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

         3. Chairman, President, and Chief Executive Officer; Board of Directors Membership. Unless otherwise mutually agreed by Lauer and the Board of Directors, commencing January 1, 1998 and thereafter throughout the period of his employment under this Agreement, Lauer shall hold the offices of President and Chief Executive Officer of Oglebay and shall be a member of the Board of Directors. The Board of Directors shall nominate Lauer to become Chairman of the Board of Directors for election by the shareholders of Oglebay at its annual meeting of shareholders scheduled for April 29, 1998 (the "1998 Annual Meeting") and, unless otherwise mutually agreed by Lauer and the Board of Directors, at each subsequent annual meeting of shareholders so long as Lauer is employed by Oglebay pursuant to this Agreement.

         4. Compensation. Oglebay will not pay any salary to Lauer but, as compensation for all services to be rendered by Lauer to Oglebay under this Agreement, including services as an officer, director, or member of any committee of Oglebay or of any Subsidiary, or any other services specified by the Board of Directors, will provide to Lauer (a) the Restricted Stock Award described in Section 4.1, (b) the Stock Option described in Section 4.2, (c) the Cash Bonus described in Section 4.3, and (d) the benefits described in Section 4.4.

         4.1 Restricted Stock Award. Lauer has advised Oglebay that he intends to acquire a sufficient number of shares of Oglebay's Common Stock ("Shares"), either directly or through a Lauer Family Vehicle, so that his total investment in Shares will be at least $1,000,000 by June 30, 1998. (For all purposes of this Section 4.1, Shares acquired, held, and/or disposed of by a Lauer Family Vehicle will be treated as acquired, held, and/or disposed of, respectively, by Lauer directly.) Lauer shall notify the Compensation Subcommittee promptly after his total investment in Shares has reached $1,000,000. The date on which Lauer so notifies the Compensation Subcommittee is referred to in this Agreement as the "Investment Notice Date." Oglebay will grant to Lauer, within five days of the Investment Notice Date (but not before January 2, 1998), that number of Shares (the "Base Number") that is equal to the number of Shares acquired by Lauer on or before June 30, 1998 (or such later date, if any, upon which Lauer and the Compensation Subcommittee may agree) in exchange for the first $1,000,000 invested by Lauer in Shares. Lauer shall timely file with the Internal Revenue Service an election pursuant to Section 83(b) of the Internal Revenue Code of 1986 (the "83(b) Election") electing to take into income the value of the Restricted Shares as of the date the Restricted Shares are granted to him. The Shares acquired by Lauer through the Investment Notice Date, up to the Base Number of such Shares, are referred to in this Agreement as the "Personal Investment Shares." The Shares granted to Lauer by Oglebay pursuant to this Section 4.1 (the "Restricted Shares") will be subject to the following restrictions:

         (a) Unless accelerated as provided in Section 6.2: (i) 20% of the Base Number of Restricted Shares will be fully vested and nonforfeitable as of the date of the grant; and (ii) on January 1 of each of 1999, 2000, 2001, and 2003 (i.e., on each of the first, second, third, and fifth anniversaries of January 1, 1998), provided that through each such date, respectively, (x) Lauer continues in the employ of Oglebay and
         (y) Lauer continues to hold all of the Personal Investment Shares, Lauer's rights to an additional 20% of the Base Number of Restricted Shares will become fully vested and nonforfeitable. As a



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         condition to the lapse of the restrictions as specified above, Lauer will be required to provide to Oglebay means to satisfy Oglebay's withholding obligation with respect to the income recognized by Lauer in connection with the Restricted Shares upon the making of a Section 83(b) election, either by paying cash to Oglebay or by surrendering to Oglebay a sufficient number of Restricted Shares to satisfy the withholding requirement.

         (b) If, on any date before January 1, 2003, Lauer sells or otherwise disposes of any of the Personal Investment Shares, Lauer will thereupon forfeit any and all Restricted Shares that have not become fully vested and nonforfeitable before that date.

So long as the Restricted Shares are held by Lauer subject to restrictions, Lauer will be entitled to exercise all voting rights appurtenant to the Restricted Shares and to retain any and all dividends paid on the Restricted Shares.

         4.2 Stock Option. Effective December 17, 1997, the Compensation Subcommittee will grant to Lauer, subject to shareholder approval (which will be sought at the 1998 Annual Meeting), an option to acquire that number of Shares that is equal to the total number of Shares outstanding as of January 1, 1998 multiplied by .08 (the "Performance Option"). The exercise price for each Share under the Performance Option will be an amount equal to $38.00 per Share (that price being equal to the closing per Share sales price for December 16, 1997 as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market plus $6.00 per Share). Unless accelerated as provided in Section 6.1 of this Agreement, the Performance Option will first become exercisable on January 1, 2001 and will be exercisable by Lauer thereafter, in whole or in part and from time to time, while Lauer is employed by Oglebay and, if Lauer remains in the employ of Oglebay through January 1, 2003, thereafter through June 30, 2005. The award instrument setting forth the full terms of the Performance Option will contain provisions for the satisfaction of income tax withholding requirements by withholding of Shares or otherwise.

         4.3 Annual Bonus. Unless otherwise determined pursuant to the last sentence of this Section 4.3, by not later than February 28 of each calendar year during Lauer's employment under this Agreement, the Compensation Subcommittee will adopt an incentive plan for Lauer for that calendar year. Each such plan will entitle Lauer to a cash bonus, payable not later than March 15 of the immediately following year, ranging in value from $0 to $200,000, depending upon the extent to which Oglebay and Lauer achieve such goals during that calendar year as the Compensation Subcommittee may choose to set forth in the incentive plan for that year. The Compensation Subcommittee may, in its discretion, develop an alternative annual incentive compensation plan for Lauer that would provide similar potential value to him but in the form of Shares or an interest in Shares rather than in cash.

         4.4 Benefits. Lauer will be entitled to such periods of vacation and sick leave allowance each year as are determined by Oglebay's vacation and sick leave policy for executive officers as in effect on the date of execution of this Agreement or as may be increased form time to time thereafter. Neither vacation nor sick leave allowance will be accumulated from year to year.

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Oglebay will also provide Lauer with such perquisites as it has customarily provided to its top executives. Lauer will be a participant in Oglebay's qualified Pension Plan for Salaried Employees (the "Qualified Plan," pursuant to which any bonuses paid by Oglebay to Lauer will be treated, up to applicable limits, as covered compensation). In addition, Oglebay will provide Lauer with an excess or supplemental retirement benefit plan or plans, in such form as may be determined at the discretion of the Compensation Subcommittee, that will provide to Lauer retirement benefits that, when added to any benefits to him under the Qualified Plan, equal the benefits Lauer would have been entitled to under the Qualified Plan if (a) in addition to any bonuses received by Lauer, there had been included in Lauer's covered compensation, throughout the period of his employment, salary earned by Lauer at the rate of $350,000 per year, and
(b) there were no limits on the amount of covered compensation that could be taken into account in determining the benefit payable to Lauer under the Qualified Plan.

         5.  Termination.

         5.1 At End of Term. Unless Oglebay and Lauer earlier mutually agree to extend the term of Lauer's employment under this Agreement, that term will terminate on January 2, 2003. Beginning not later than six months before the scheduled end of the term of Lauer's employment hereunder, Oglebay and Lauer will discuss with each other whether the term of Lauer's employment hereunder should be extended and, if so, for what period and on what terms and conditions.

         5.2 Death or Disability. Lauer's employment hereunder will terminate immediately upon Lauer's death. Oglebay may terminate Lauer's employment hereunder immediately upon giving notice of termination if Lauer is disabled, by reason of physical or mental impairment, to such an extent that he is unable to substantially perform his duties under this Agreement for 90 or more days out of any period of 360 consecutive days.

         5.3 For "Cause." Oglebay may terminate Lauer's employment hereunder for "Cause" at any time if :

         (a)  Lauer commits a felony;

         (b) Lauer commits an act or series of acts of dishonesty in the course of his employment that are materially inimical to the best interests of Oglebay or a Subsidiary as determined by the vote of a majority of the members of the Board of Directors (excluding Lauer);

         (c) Lauer continues to violate his obligation under Section 7 not to engage in Competitive Activities after the Board of Directors has advised him in writing to cease those activities; or

         (d) Other than for disability, Lauer abandons and consistently fails to attempt to perform his duties and responsibilities hereunder for 30 consecutive days after written notice from the Board of Directors that it is considering termination based on this Section 5.3(d).

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         5.4 By Oglebay Without Cause. Oglebay may terminate Lauer's employment hereunder without Cause at any time by action of a majority vote of the entire Board of Directors.

         5.5 By Lauer Following Constructive Termination at Any Time. Lauer may terminate his employment hereunder "on grounds of Constructive Termination" (and, if Lauer elects to terminate his employment in such circumstances, he will be deemed to have been "Constructively Terminated") if, at any time:

         (a) Lauer is subject to Demotion or Removal;

         (b) Oglebay requests Lauer's resignation at a time when Oglebay does not have grounds to terminate Lauer's employment for Cause; or

         (c) Lauer's principal place of employment for Oglebay is relocated outside of the Cleveland metropolitan area or Lauer is otherwise required by Oglebay to relocate outside the Cleveland metropolitan area.

         5.6 By Lauer Following a Change of Control. Lauer may terminate his employment hereunder by notice to the Board of Directors given at any time that is at least 10 and not more than 90 days after the occurrence of a Change of Control.

         6.  Effect of Termination.

         6.1 Termination Without Cause, etc., Constructive Termination, or Termination by Lauer after a Change of Control. If Lauer's employment is terminated by Oglebay for any reason other than Cause, disability, or death or Lauer is Constructively Terminated or Lauer terminates his employment by notice to the Board of Directors within 90 days of the occurrence of a Change of
Control:

         (a) Any and all remaining restrictions on the Restricted Shares will lapse immediately before the Termination Date and Lauer's rights to all Restricted Shares will thereupon become fully vested and nonforfeitable.

         (b) The Performance Option, if not already exercisable, will become immediately exercisable and will remain exercisable through January 2, 2004.

         (c) Oglebay will pay Lauer a bonus for the calendar year in which the Termination Date occurs equal to $200,000 times multiplied by a fraction, the numerator of which is 12 minus the number of full months in the calendar year occurring after the Termination Date and the denominator of which is 12.

         6.2 Termination by Death or Disability. If Lauer's employment with Oglebay is terminated by his death or by Oglebay on account of Lauer's disability:

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         (a) Any Restricted Shares that were not otherwise, at the Termination
         Date, fully vested and nonforfeitable, will be subject to acceleration to the following extent:

                  (i) If the Termination Date falls in 1998 or 1999, an aggregate of 50% of the Restricted Shares (including any that had previously vested) will be fully vested and nonforfeitable and the remaining 50% of the Restricted Shares will be forfeited as of the Termination Date.

                  (ii) If the Termination Date falls in 2000, an aggregate of 70% of the Restricted Shares (including any that had previously vested) will be fully vested and nonforfeitable and the remaining 30% of the Restricted Shares will be forfeited as of the Termination Date.

                  (iii) If the Termination Date falls in 2001, an aggregate of 85% of the Restricted Shares (including any that had previously vested) will be fully vested and nonforfeitable and the remaining 15% of the Restricted Shares will be forfeited as of the Termination Date.

                  (iv) If the Termination Date falls after 2001, all of the Restricted Shares (including any that had previously vested) will be fully vested and nonforfeitable.

         (b) If the Termination Date occurs before January 1, 2001, the Performance Option will be terminated as of the Termination Date. If the Termination Date occurs after December 31, 2000, the Performance Option, to the extent not previously exercised, will remain exercisable for a period of one year after the Termination Date.

         (c) Oglebay will pay Lauer such bonus for the calendar year in which the Termination Date occurs as may be provided for in the incentive plan adopted by the Compensation Subcommittee for Lauer for that calendar year.

         6.3 Termination for Cause or Voluntarily by Lauer. If Lauer's employment is terminated by Oglebay for Cause or by Lauer other than as a result of a Constructive Termination:

         (a) Any Restricted Shares that were not, at the Termination Date, fully vested and nonforfeitable, will be forfeited as of the Termination Date.

         (b) The Performance Option will be terminated as of the Termination
         Date.

         (c) Oglebay will not pay Lauer any bonus for the calendar year in which the Termination Date occurs.

         7. Limitations on Competition. Lauer shall not engage in any Competitive Activity during the period commencing with the date of execution of this Agreement and ending on the second anniversary of the Termination Date. In addition to other remedies provided by law or

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equity, upon a breach by Lauer of any prohibition on Competitive Activity contained in this Section 7, Oglebay shall be entitled to have a court of competent jurisdiction enter an injunction against Lauer restraining him from any further breach of any such prohibition.

         8. Indemnification. Oglebay shall indemnify Lauer, to the full extent permitted or authorized by the Delaware General Corporation Law as it may from time to time be amended, if Lauer is made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Lauer is or was a director, officer, or employee of Oglebay or any Subsidiary, or is or was serving at the request of Oglebay or any Subsidiary as a director, trustee, officer, or employee of a corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section 8 shall not be deemed exclusive of any other rights to which Lauer may be entitled under the articles of incorporation or the regulations of Oglebay or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in Lauer's official capacity and as to action in another capacity while holding such office, and shall continue as to Lauer after Lauer has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of Lauer.

         9.  Reimbursement of Certain Expenses.

         9.1 Oglebay shall pay, as incurred, all expenses, including the reasonable fees of counsel engaged by Lauer, of defending any action brought to have this Agreement declared invalid or unenforceable.

         9.2 Oglebay shall pay, as incurred, all expenses, including the reasonable fees of counsel engaged by Lauer, of prosecuting any action to compel Oglebay to comply with the terms of this Agreement upon receipt from Lauer of an undertaking to repay Oglebay for such expenses if, and only if, it is ultimately determined by a court of competent jurisdiction that Lauer had no reasonable grounds for bringing that action (which determination need not be made simply because Lauer fails to succeed in the action).

         9.3 Expenses (including attorney's fees) incurred by Lauer in defending any action, suit, or proceeding commenced or threatened against Lauer for any action or failure to act as an employee, officer, or director of Oglebay or any Subsidiary shall be paid by Oglebay, as they are incurred, in advance of final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of Lauer in which he agrees to reasonably cooperate with Oglebay or the Subsidiary, as the case may be, concerning the action, suit, or proceeding, and (a) if the action, suit, or proceeding is commenced or threatened against Lauer for any action or failure to act as a director, to repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to Oglebay or a Subsidiary or with reckless disregard for the best interests of Oglebay or a Subsidiary or (b) if the action, suit, or proceeding is commenced or threatened against Lauer for any action or failure to act as an officer or employee, to repay the amount if it is ultimately determined that he is not entitled to be indemnified. The obligation of

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Oglebay to advance expenses provided for in this Section 9.3 shall not be deemed exclusive of any other rights to which Lauer may be entitled under the articles of incorporation or the regulations of Oglebay or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise.

         10. Survival of Obligations. Except as is otherwise expressly provided in this Agreement, the respective obligations of Oglebay and Lauer hereunder shall survive any termination of Lauer's employment under this Agreement.

         11. Merger or Transfer of Assets of Oglebay. Oglebay will not consolidate with or merge into any other corporation, or transfer all or substantially all of its assets to another corporation, unless such other corporation shall assume this Agreement in a signed writing and deliver a copy thereof to Lauer. Upon such assumption the successor corporation shall become obligated to perform the obligations of Oglebay under this Agreement, and the term "Oglebay" as used in this Agreement shall be deemed to refer to such successor corporation.

         12. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person (to the Secretary of Oglebay in the case of notices to Oglebay and to Lauer in the case of notices to Lauer) or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

                  If to Oglebay:
                                    Oglebay Norton Company
                                    1100 Superior Avenue - 20th Floor
                                    Cleveland, Ohio 44114-2598
                                    Attention:  Secretary

                  If to Lauer:
                                    Mr. John Lauer
                                    18501 North Park Boulevard
                                    Shaker Heights, Ohio 44118-4939

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         13. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Lauer and Oglebay. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

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         14.  Definitions.

         14.1 Affiliate. The term "Affiliate" has the meaning given to it in Rule 12b-2 under the Securities Exchange Act of 1934.

         14.2 Beneficial Owner. The term "Beneficial Owner" has the meaning given to it in Rule 13d-3 under the Securities Exchange Act of 1934.

         14.3 Board of Directors. The term "Board of Directors," when used other than with specific reference to another entity, shall mean the Board of Directors of Oglebay.

         14.4 Compensation Subcommittee. The term "Compensation Subcommittee" shall mean the subcommittee of the Board of Directors that is authorized by the Board of Directors to establish and administer the Performance Option referred to in this Agreement. The Compensation Subcommittee shall be made up solely of individuals who qualify as "outside directors" within the meaning of Section 1.162-27(e)(3) of the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code.

         14.5 Competitive Activity. Lauer shall be deemed to have engaged in "Competitive Activity" if he engages, directly or indirectly, without the consent of Oglebay, in any business or business activity in which Oglebay or any of its Subsidiaries engages, provided that Lauer will not be deemed to be engaged in Competitive Activity with respect to a publicly held corporation merely by virtue of his ownership, directly or indirectly, of less than 1% of the outstanding stock of that corporation.

         14.6 Change of Control. A "Change of Control" shall be deemed to have occurred, subject to the last two sentences of this Section 14.6, if at any time or from time to time after the date of this Agreement:

         (a) Any person (other than Oglebay, any of its subsidiaries, any employee benefit plan or employee stock ownership plan of Oglebay, or any person organized, appointed, or established by Oglebay for or pursuant to the terms of any such plan), along or together with any of its Affiliates, becomes the Beneficial Owner of 20% or more of the Common Shares then outstanding; any person is declared to be an "Adverse Person" (i.e.: a person whose interests are adverse to those of Oglebay) by the Board of Directors; or any person commences or publicly announces an intention to commence a tender offer or exchange offer the consummation of which would result in the Person becoming the Beneficial Owner of 20% or more of the Common Shares then outstanding.

         (b) At any time during a period of 24 consecutive months, individuals who were directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board of Directors, unless the election, or the nomination for election by Oglebay's shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors (i) who are in office at the time of the


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

         election or nomination and (ii) were directors at the beginning of the period (the "Continuing Directors").

         (c) A record date is established for determining shareholders entitled to vote upon (i) a merger or consolidation of Oglebay with another corporation in which Oglebay is not the surviving or continuing corporation or in which all or part of the outstanding Common Shares are to be converted into or exchanged for cash, securities, or other property, (ii) a sale or other disposition of all or substantially all of the assets of Oglebay, or (iii) the dissolution of Oglebay.

If an event described in clause (b) of this Section 14.6 occurs, the occurrence of that event shall constitute an irrevocable Change of Control. On the other hand, if an event described in any of clauses (a) or (c) of this Section 14.6 occurs, the Board of Directors, by vote of two-thirds of all of the Directors then in office who are not employees of Oglebay, acting in good faith, may determine, either prior to the event or subsequently, that the event should not be treated as a Change of Control for purposes of this Agreement, except that any such determination may not be made after Lauer's employment with Oglebay is terminated (a) by Lauer more than 10 days but not more than 90 days after the occurrence of the relevant event, (b) by Lauer by reason of a Constructive Termination, or (c) by Oglebay other than for Cause or as a result of Lauer's disability or death. If the Board of Directors, acting in accordance with the immediately preceding sentence, determines that an event should not be treated as a Change of Control for purposes of this Agreement, then, unless otherwise provided by action of the Board of Directors, from and after the date of that determination, that event shall be treated as not having occurred for purposes of this Agreement.

         14.7 Demotion or Removal. Lauer shall be deemed to have been subjected to "Demotion or Removal" if (a) without Lauer's express written consent, Oglebay removes Lauer from any of the offices of Chairman of the Board of Directors (after Lauer has been elected to that office), President, or Chief Executive Officer of Oglebay, or (b) Oglebay becomes a subsidiary of another corporation or similar entity and Lauer does not hold the posts of Chairman of the Board of Directors, President, and Chief Executive Officer of that other corporation or similar entity (except the fact that Lauer does not hold one or more of such posts in these circumstances will not constitute a Demotion or Removal if Lauer has, by his express written consent, agreed that his not holding those posts should not constitute a Demotion or Removal).

         14.8 Lauer Family Vehicle. The term "Lauer Family Vehicle" shall mean any limited liability corporation, partnership, trust, or similar entity that meets the following two requirements:

         (a) all of the beneficial interests in the entity belong to one or more of Lauer, his wife, his descendants, and/or spouses of descendants, and

         (b) So long as Lauer is alive and competent, he controls the voting rights appurtenant to any and all Shares held by the entity.

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

         14.9 Subsidiary. The term "Subsidiary," as of any time, means any corporation, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled at that time by Oglebay.

         14.10 Termination Date. The term "Termination Date" means the date on which Lauer's employment with Oglebay and its Subsidiaries terminates.

         IN WITNESS WHEREOF, Oglebay and Lauer have executed this Agreement, Oglebay by the duly authorized Chairman of the Compensation and Organization Committee of its Board of Directors, as of the date first written above.

                                OGLEBAY NORTON COMPANY



                                 By   /s/ John D. Weil
                                    ---------------------------------------
                                    John D. Weil, Chairman, Compensation
                                    and Organization Committee



                                      /s/ John Lauer
                                   ----------------------------------------
                                   JOHN LAUER


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